Exhibit 99.1
Spirit Airlines Reports July 2016 Traffic

MIRAMAR, Fla., (August 8, 2016) - Spirit Airlines (NASDAQ: SAVE) today reported its preliminary traffic results for July 2016.

Traffic (revenue passenger miles) in July 2016 increased 18.4 percent versus July 2015 on a capacity (available seat miles) increase of 17.1 percent. Load factor for July 2016 was 89.8 percent, an increase of 1.0 percentage points compared to July 2015.
Preliminary Traffic Results

	July 2016	July 2015	Change
Revenue passenger miles (RPMs) (000)	1,991,956	1,682,028	18.4%
Available seat miles (ASMs) (000)	2,217,621	1,893,266	17.1%
Load factor	89.8%	88.8%	1.0 pts
Passenger flight segments	2,025,027	1,691,378	19.7%
Average stage length (miles)	967	979	(1.2)%
Total departures	13,077	11,586	12.9%

	YTD 2016	YTD 2015	Change
Revenue passenger miles (RPMs) (000)	12,611,680	10,180,650	23.9%
Available seat miles (ASMs) (000)	14,620,044	11,836,028	23.5%
Load factor	86.3%	86.0%	0.3 pts
Passenger flight segments	12,619,470	10,185,761	23.9%
Average stage length (miles)	981	982	(0.1)%
Total departures	86,262	72,794	18.5%

Preliminary Systemwide Operational Performance

July 2016
On-Time Performance[1]	74.3%
Completion Factor	98.1%

1Total percentage of flights arriving within 14 minutes of scheduled arrival time.

About Spirit Airlines:
Spirit Airlines (NASDAQ: SAVE) is committed to offering the lowest total price to the places we fly, on average much lower than other airlines. Our customers start with an unbundled, stripped-down Bare Fare™ and get Frill Control™ which allows them to pay only for the options they choose - like bags, seat assignments and refreshments - the things other airlines bake right into their ticket prices. We help people save money and travel more often, create new jobs and stimulate business growth in the communities we serve. With our Fit Fleet™, the youngest fleet of any major U.S. airline, we operate more than 400 daily flights to 56 destinations in the U.S., Latin America and the Caribbean. Come save with us at www.spirit.com.
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